Commission File No. 333-124984

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3 TO FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Moixa III, Inc.
(Name of small business issuer in our charter)

Nevada
(State or other jurisdiction of incorporation or organization)

6531	20-1204609
(Primary standard industrial	(I.R.S. Employer
classification code number)	Identification No.)

Silver Shield Services, Inc.
933 Woodside Drive, Suite 202, Carson City, Nevada 89701
(775) 577-4822
(Name, address and telephone of agent for service)

Copies to:
Bruce M. Pritchett, Esq.
Bruce M. Pritchett, LC, Attorney at Law
8 East Broadway, Suite 600A
Salt Lake City, Utah 84111
(801) 363-1288 Office
(801) 531-1929 Fax

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

CALCULATION OF REGISTRATION FEE (1)(2)

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

$.001 par value common stock	1,055,000(1)	$.25(2)	$263,750	$33.42

TOTALS	1,055,000	$263,750	$33.42

(1)
Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee for the shares of the Selling Security Holders. The sale of shares by the Selling Security Holders is being registered pursuant to this Registration Statement. The registration fee for the shares of the Selling Security Holders is based upon a January 20, 2006 value of $.25.

(2)
Our Selling Security Holders hold 1,055,000 of the shares which we are now registering in this offering. These shares will be sold at $.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices.

The information in this prospectus is not complete and may change. Our Selling Security Holders and the Moixa Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

SUBJECT TO COMPLETION, DATED JANUARY 20, 2006

MOIXA III, INC.

1,055,000 shares of Common Stock

Our Selling Security Holders are offering 1,055,000 shares of our common stock for sale.

This offering is comprised of securities to be sold by our Selling Security Holders, securities to be given to Moixa III, Inc. which it will use to perform a share dividend distribution, and securities to be sold by the Moixa Selling Security Holders.

Moixa shareholders are not required to take any action to receive their shares of our common stock. No consideration need be paid by the holders of Moixa shares for our shares. In addition, no fractional shares will be distributed.

No market currently exists for our common stock.

The Selling Security Holders and the Moixa Selling Security Holders will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will pay all expenses of registering the securities.

These securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. Our Selling Security Holders and the Moixa Selling Security Holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this preliminary prospectus is January 20, 2006.

Part I - Prospectus Information	Page

1. Front Cover Page of Prospectus	1
2. Inside Front and Outside Back Cover Pages of Prospectus	2
3. Summary Information	5
Risk Factors	7

Our limited operating history and near absence of revenues makes evaluation of our business and prospects difficult.
We do not expect to pay dividends on our common stock.
If our common stock becomes tradable on the over-the-counter bulletin board, sales of our common stock by our principal      shareholder could affect the level of public interest in our common stock as well as depress its price.

There is no trading market for our shares of common stock and you may be unable to sell your investment quickly or at all.
We have substantial near-term capital needs; we may be unable to obtain the additional funding needed to enable us to operate profitably in the future.
Our principal stockholder controls our business affairs in which case there is a risk that you will have little or no participation in our business affairs.
If we lose the services of our key Director, our business may be impaired.
We do not have any plans to hire additional personnel for at least the next twelve months, which may cause substantial delays in our operations.
Our lack of an established brand name could negatively impact our ability to effectively compete in the real estate market.
Our operations are subject to possible conflicts of interest that may negatively impact upon your ability to make a profit from this investment.
We face intense competition, which puts us at a competitive disadvantage; if we are unable to overcome these competitive disadvantages we may never become profitable.
We have incurred losses from operations and limited cash that raises substantial doubt as to whether we can continue as a going concern.

4. Use of Proceeds	10
5. Determination of Offering Price	10
6. Dilution	11
7. Selling Security Holders	11
8. Plan of Distribution	12
9. Legal Proceedings	13
10. Directors, Executive Officers, Promoters and Control Persons	14
11. Security Ownership of Certain Beneficial Owners and Management	14
12. Description of Securities	17
13. Experts	18
14. Disclosure of Commission Position on Indemnification for Securities Act Liabilities	18
15. Organization Within Last Five Years	18
16. Description of Business	19
17. Management's Discussion and Analysis	27
18. Description of Property	33
19. Certain Relationships and Related Transactions	35
20. Market for Common Equity and Related Stockholder Matters	36
21. Executive Compensation	39
22. Financial Statements	40
23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	56

ITEM 3.  SUMMARY INFORMATION

PROSPECTUS SUMMARY

    The following summary highlights the more detailed information and financial statements (with notes) appearing elsewhere in this prospectus. It is only a summary. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the ?Risk Factors? section (beginning on page 8).

OUR COMPANY.

    Moixa III, Inc. (fka Moixa First Corporation, a Massachusetts corporation) was incorporated in Nevada in June 2004 to engage in the business of buying, selling, renting, and improving real estate. We are an early stage company and currently own one building in Chicopee, Massachusetts, near Springfield in western Massachusetts. We plan to continue in this line of business for the foreseeable future. Our executive offices are located at 2341 Boston Road, Wilbraham, MA 01095. Our telephone number is (413) 599-0005. We are currently authorized to issue 50,000,000 shares of common stock and 5,000,000 shares of preferred stock. We currently have 14,235,000 shares of common stock, and zero shares of preferred stock issued and outstanding.

OUR BUSINESS.

    Our Company buys, sells, rents, and improves real estate. Currently, we own a 3-story apartment house, with 3 units, located at 84-86 Cochran Street in Chicopee, Massachusetts, a city in western Massachusetts near Springfield. We obtain revenues from the rent we collect from tenants. We also expect to gain income from the capital appreciation of the real estate we own.

    Our business plan is to buy more investment properties which we believe have good cash flows or good cash flow potential, plus a favorable estimated resale value. We plan to lease our properties primarily to residential tenants. We plan to make limited improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value.

THE OFFERING.

    As of January 20, 2006, we had 14,235,000 shares of our common stock outstanding. This offering is by our Selling Security Holders only, not by us as a company. The amount of shares offered by our Selling Security Holders equals 1,055,000 shares. Our Selling Security will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices.

    Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits bids or purchases to stabilize the price of a security in the distribution.

    We have paid all estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities. Our offering expenses are approximately $30,000, which we have paid ourselves.

FINANCIAL SUMMARY INFORMATION.

Because this is only a financial summary, it does not contain all the financial information that may be important to you. You should also read carefully all the information in this prospectus, including the financial statements and their explanatory notes.

Statement of Operations	For the year ended Dec. 31, 2004	For the nine months ended Sept. 30, 2005
Total Revenues	$25,976	$20,705
Cost of Sales	$-0-	$-0-
Gross profit	$25,976	$20,705
Operating expenses	$222,153	$24,982
Income (loss) from operations	$(196,177)	$(4,226)
Other expense, net	$-0-	$-0-
Net income (loss)	$(196,177)	$(4,226)
Net income (loss) per common share	$(.01)	$(.01)

Balance Sheet	At December 31, 2004	At September 30, 2005
Available cash	$1,460	$353
Total current assets	$1,460	$1,197
Net fixed assets	$126,860	$123,466
Total Assets	$128,320	$124,633
Current liabilities	$185	$7,003
Mortgage payable	$109,936	$77,832
Total liabilities	$110,121	$84,835
Stockholders equity	$18,199	$39,828
Total liabilities and stockholder equity	$128,320	$124,633

RISK FACTORS

INVESTING IN THE SHARES OF COMMON STOCK OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. WE CANNOT ASSURE THAT WE WILL EVER GENERATE REVENUES, DEVELOP OPERATIONS, OR MAKE A PROFIT.

OUR LIMITED OPERATING HISTORY AND NEAR ABSENCE OF REVENUES MAKES EVALUATING OUR BUSINESS AND PROSPECTS DIFFICULT

While our competitors have operated real estate businesses for a significant period of time, we have only had limited operations and a near absence of revenues since our inception in June 2003. As a result, we have a limited operating history upon which you can evaluate us and our prospects. In addition, we have accumulated losses since inception through September 30, 2005.

WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK

To date, we have not paid any dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our earnings, financial requirements and other factors deemed relevant by our board of directors.

IF OUR COMMON STOCK BECOMES TRADEABLE ON THE OVER-THE-COUNTER BULLETIN BOARD, SALES OF OUR COMMON STOCK BY OUR PRINCIPAL SHAREHOLDER COULD AFFECT THE LEVEL OF PUBLIC INTEREST IN OUR COMMON STOCK AS WELL AS DEPRESS ITS PRICE.

    By filing this registration statement, we are attempting to register 1,055,000 shares of our common stock held by our selling shareholders. If this registration statement is declared effective, the selling shareholders will be able to sell their shares at negotiated prices. If our common stock becomes tradable on the Over the Counter Bulletin Board, prospective purchasers will be able to purchase our common stock in the open market. Our selling shareholders will be able to sell their shares on the open market. In addition, because our principal stockholder, Duane Bennett, owns approximately 90% of our common stock, he may dispose of a substantial percentage of his stock subject to Rule 144 trading volume limitations. If substantial amounts of any of these shares are sold there may be downward price pressures on our common stock price, causing the market price of our common stock to decrease in value. In addition, this selling activity could:

o	Decrease the level of public interest in our common stock;
o	Inhibit buying activity that might otherwise help support the market price of our common stock; and
o	Prevent possible upward price movements in our common stock.

THERE IS NO TRADING MARKET FOR OUR SHARES OF COMMON STOCK AND YOU MAY BE UNABLE TO SELL YOUR SHARES.

    There is not, and has never has been, a trading market for our securities. There is no established public trading market or market maker for our securities. There can be no assurance that a trading market for our common stock will be established or that, if established, can be sustained.

OUR LACK OF AN ESTABLISHED BRAND NAME AND RELATIVE LACK OF RESOURCES COULD NEGATIVELY IMPACT OUR ABILITY TO EFFECTIVELY COMPETE IN THE REAL ESTATE MARKET.

    We do not have an established brand name or reputation in the residential real estate business. We also have a relative lack of resources to conduct our business operations. Thus, we may have difficulty effectively competing with companies that have greater name recognition and resources than we do. Presently, we have no patents, copyrights, trademarks and/or service marks that would protect our brand name or our proprietary information, nor do we have any current plans to file applications for such rights. Our inability to promote and/or protect our brand name may have an adverse effect on our ability to compete effectively in the residential real estate market.

WE HAVE SUBSTANTIAL NEAR-TERM CAPITAL NEEDS; WE MAY BE UNABLE TO OBTAIN THE ADDITIONAL FUNDING NEEDED TO ENABLE US TO OPERATE PROFITABLY IN THE FUTURE.

    We will need additional funding over the next twelve months to develop our business. Presently, we have less than $1,000 worth of liquid assets with which to pay our expenses. Accordingly, we will seek outside sources of capital such as conventional bank financing; however, there can be no assurance that additional capital will be available on favorable terms to us. If adequate funds are not available, we may be required to curtail operations or shut down completely.

    In addition, we have no credit facility or other committed sources of capital. We may be unable to establish credit arrangements on satisfactory terms. If capital resources are insufficient to meet our future capital requirements, we may have to raise funds to continue development of our operations. To the extent that additional capital is raised through the sale of equity and/or convertible debt securities, the issuance of such securities could result in dilution to our shareholders and/or increased debt service commitments. If adequate funds are not available, we may be unable to sufficiently develop our operations to become profitable.

OUR PRINCIPAL STOCKHOLDER CONTROLS OUR BUSINESS AFFAIRS, SO YOU WILL HAVE LITTLE OR NO PARTICIPATION IN OUR BUSINESS AFFAIRS.

    Currently, our principal stockholder, Duane Bennett, owns approximately 90% of our common stock. Our key director, Mr. Duane Bennett, is the trustee of this trust. As a result, he will have control over all matters requiring approval by our stockholders and can outvote all minority stockholders. In addition, he will be able to elect all of the members of our Board of Directors, which will allow him to significantly control our affairs and management. He will also be able to affect most corporate matters requiring stockholder approval by written consent, without the need for a duly noticed and duly-held meeting of stockholders. Accordingly, you will be limited in your ability to affect change in how we conduct our business.

IF WE LOSE THE SERVICES OF OUR KEY DIRECTOR, OUR BUSINESS MAY BE IMPAIRED.

    Our success is heavily dependent upon the continued active participation of our key director, Duane Bennett. Mr. Bennett has twenty years of experience in the real estate business selling, buying and renovating multifamily homes in the Springfield, Massachusetts area and land development and buying and selling real estate in the Massachusetts area. The loss of Mr. Bennett’s services could have a material adverse effect upon the development of our business. We do not maintain "key person" life insurance on Mr. Bennett. We do not have a written employment agreement with Mr. Bennett. There can be no assurance that we will be able to recruit or retain other qualified personnel, should it be necessary to do so.

WE DO NOT HAVE ANY PLANS TO HIRE ADDITIONAL PERSONNEL FOR AT LEAST THE NEXT TWELVE MONTHS, WHICH MAY CAUSE SUBSTANTIAL DELAYS IN OUR OPERATIONS.

    Although we plan to expand our business and operations, we have no plans to hire additional personnel for at least the next twelve months. As we expand our business there will be additional strains on our operations due to increased cost. In addition, there may be additional demand for our services. We now only have the services of our president to accomplish our current business and our planned expansion. If our growth outpaces his ability to provide services and we do not hire additional personnel it may cause substantial delays in our operations.

OUR OPERATIONS ARE SUBJECT TO POSSIBLE CONFLICTS OF INTEREST THAT MAY NEGATIVELY IMPACT UPON YOUR ABILITY TO MAKE A PROFIT FROM THIS INVESTMENT.

    Our officers and directors are involved in other business activities and may, in the future become involved in other business opportunities that may affect our potential profitability. If a business opportunity becomes available, our officers and directors may face a conflict in selecting between us and their other business interests. We have not formulated a policy for the resolution of such conflicts. We have previously entered into transactions—and may do so in the future—with our officers, directors, and shareholders, or companies under their control. For example, our key director, Mr. Duane Bennett, sold us the 3-story apartment building which is currently our main asset. We have no current plans to engage in further transactions with Mr. Bennett or our other officers, directors, or owners. However, future transactions or arrangements between or among our officers, directors and shareholders, and companies they control, may occur, and may result in conflicts of interest, which may have an adverse effect on our operations and financial condition.

WE FACE INTENSE COMPETITION, WHICH PUTS US AT A COMPETITIVE DISADVANTAGE; IF WE ARE UNABLE TO OVERCOME THESE COMPETITIVE DISADVANTAGES WE MAY NEVER BECOME PROFITABLE.

    We face intense competition from companies engaged in similar businesses. We will compete with numerous companies that lease or sell residential real estate both over the Internet and via traditional forms of business. We anticipate that competition will intensify within Internet distribution channels, which we do not utilize. Many of our competitors have significantly greater customer bases, operating histories, financial, technical, personnel and other resources than we do, and may have established reputations for success in the real estate industry. There can be no assurance that we will be able to compete effectively in the highly competitive real estate industry. As a response to changes in the competitive environment, we may from time to time make certain service, marketing or supply decisions or acquisitions that could negatively impact our operations and financial condition.

WE HAVE INCURRED LOSSES FROM OPERATIONS AND LIMITED CASH THAT RAISES SUBSTANTIAL DOUBT AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN.

    We have incurred losses from operations and limited cash that raises substantial doubt as to whether we can continue as a going concern.

ITEM 4.  USE OF PROCEEDS

    Not Applicable. We will not receive any proceeds from the sale of the securities by the Selling Security Holders.

ITEM 5. DETERMINATION OF OFFERING PRICE

    The Selling Security Holders will sell their shares at $.25 per share until the Company is traded on the Over-the-Counter Bulletin Board, and thereafter at prevailing market prices. There is not now, and never has been, a public market for our shares. The offering price of $.25 per share was arbitrarily determined and bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria. Among the factors considered in determining this price were our historical sales levels, estimates of our prospects, the background and capital contributions of management, the degree of control which the current shareholders desired to retain, current conditions of the securities markets and other information.

ITEM 6.  DILUTION

    Not Applicable. We are not registering a new issuance of any shares in this registration statement. All shares are being registered by the Selling Security
Holders.

ITEM 7.  SELLING SECURITY HOLDERS

    The Selling Security Holders are identified in the table set forth below. None of the Selling Security Holders are registered securities broker-dealers or affiliates of broker-dealers. The table indicates that all the securities offered by this prospectus will be available for resale after the offering. However, any or all of the securities listed below may be retained by any of the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held or sold by the Selling Security Holders upon termination of this offering. We believe that the Selling Security Holders listed in the tables have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities covered by this prospectus.

SELLING SECURITY HOLDERS TABLE

Name	Relationship With Issuer	Amount Owned Prior to Offering	Amount To Be Registered	Amount Owned After Offering	Percent Owned Before/After Offering
Duane Bennett (1)	Director	12,680,000	100,000	12,580,000	89.07% - 88.37%
Vladimir Vdovichenko		100,000	100,000	-0-
Michael Langer		100,000	100,000	-0-	**
Mark Gaenslen		100,000	100,000	-0-	**
Greentree Financial Services(2)	Financial Consultant	700,000	200,000	500,000	4.92% - 3.51%
Karol Kapinos	Director	150,000	150,000	-0-	**
Anne Borelli		30,000	30,000	-0-	**
Lessard Property Management		25,000	25,000	-0-	**
Phil Guazzaloca	President and Director	150,000	150,000	-0-	**
Weiyao Luo		3,000	3,000	-0-	**
Weiyi C. Yu		5,000	5,000	-0-	**
Weixuan Luo		1,000	1,000	-0-	**
Wan Yi Zhan		3,000	3,000	-0-	**
Ru Shao Zhang		3,000	3,000	-0-	**
Hongjun Li		6,000	6,000	-0-	**
Hongqin Li		3,000	3,000	-0-	**
Guijie Li		2,500	2,500	-0-	**
You Zheng		2,000	2,000	-0-	**
Siyu Wang		1,500	1,500	-0-	**
Shujing Sun		1,000	1,000	-0-	**
Limin Ding		5,500	5,500	-0-	**
Suang Yang		2,000	2,000	-0-	**
Hua Zhong		2,000	2,000	-0-	**
Xia Zhang		1,500	1,500	-0-	**
Li Chen		1,000	1,000	-0-	**
Wei Chen		5,000	5,000	-0-	**
Anqiu Chen		2,000	2,000	-0-	**
Yu Zeng		1,500	1,500	-0-	**
Yanqing Huang		1,000	1,000	-0-	**
Ming Lei		5,000	5,000	-0-	**
Hongyi Lei		2,000	2,000	-0-	**
Shixuan Yang		1,500	1,500	-0-	**
Yang Lei		1,000	1,000	-0-	**
Guoqiang Zhan		5,000	5,000	-0-	**
Zeru Zhan		2,000	2,000	-0-	**
Yanfen Feng		1,500	1,500	-0-	**
Shuihua Zeng		1,000	1,000	-0-	**
Jun Huang		5,000	5,000	-0-	**
Juhua Liu		2,000	2,000	-0-	**
Nacan Huang		2,000	2,000	-0-	**
Minxian Zeng		1,000	1,000	-0-	**
Jinfen Long		4,500	4,500	-0-	**
Qinying He		2,000	2,000	-0-	**
Yuntao Wu		1,000	1,000	-0-	**
Peishi Lun		4,000	4,000	-0-	**
Zhaohua Lun		2,000	2,000	-0-	**
Liying Liang		1,000	1,000	-0-	**
Haiyan Zhang		2,000	2,000	-0-	**
Xingyuan Zhan		1,000	1,000	-0-	**
TOTALS		14,135,000	1,055,000	13,080,000	99.30% - 91.89%
** Less than one percent (1%)

(1)
Duane Bennett owns a total of 12,680,000 shares of our common stock. He owns 100,000 of these shares directly, and he owns 12,580,000 of these shares indirectly, as trustee of the Northeast Nominee Trust.

(2)
Greentree Financial Group, Inc. received 700,000 shares of our common stock for consulting services that included: assisting in the preparation of this Form SB-2 registration statement, assisting in compliance with state Blue Sky regulations, review and advice on selection of an independent transfer agent, and EDGAR filing services. Our contract with Greentree Financial Group, Inc. is attached as an exhibit to this Registration statement.

            We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market and only if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholders or proposed purchasers reside. We intend to seek qualification or exemptions for trading in every state; however, there is no assurance that the states in which we seek qualification or exemption will approve of the security re-sales. Should we not obtain exemptions or qualification in these states you will be unable to resell your shares.

ITEM 8.  PLAN OF DISTRIBUTION

Sales By Selling Security Holders

Our Selling Security Holders are offering to sell 1,055,000 shares of our common stock. The Selling Security Holders will sell their shares at $0.25 until the shares are traded on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices. We will not receive any proceeds from the sale of the shares by the Selling Security Holders. The securities offered by this prospectus may be sold by the Selling Security Holders, but not by us. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holders. The distribution of the securities by the Selling Security Holders may be effected in one or more transactions that may take place in the over-the-counter market, including broker's transactions or privately negotiated transactions.

Any of the Selling Security Holders, acting alone or in concert with one another, may be considered statutory underwriters under the Securities Act of 1933, if they are directly or indirectly conducting an illegal distribution of the securities on our behalf. For instance, an illegal distribution may occur if any of the Selling Security Holders provide us with cash proceeds from their sales of the securities. If any of the Selling Security Holders are determined to be underwriters, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

In addition, the Selling Security Holders, and any brokers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

The Selling Security Holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such Selling Security Holders, the pledge in such loan transaction would have the same rights of sale as the Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. The Selling Security Holders also may enter into exchange trading of listed option transactions that require the delivery of the securities listed under this prospectus. The Selling Security Holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this prospectus so long as the Company files a post-effective amendment to name and identify the new selling security holder. If a post-effective amendment is not filed with the Securities and Exchange Commission by the Company, 'pledgees' and 'transferees' of a Selling Security Holder would not have rights to resell under this prospectus.

In addition to, and without limiting, the foregoing, each of our Selling Security Holders, and any other person participating in a distribution will be affected by the applicable provisions of the Securities and Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holders, or any such other person. Specifically, Regulation M prohibits an issuer, the Selling Security Holders, or affiliated purchaser other than in an excepted security or activity, to bid for, purchase, or attempt to induce any person to bid for or purchase, a covered security during the applicable restrictive period. The restrictive period for our securities being registered begins on the latest of five business days prior to the determination of the offering price or such time that a person becomes a distribution participant, and ends upon such person’s completion of participation in the distribution. Distribution is defined under Regulation M as meaning an offering of securities, whether or not subject to registration under the Securities Act of 1933 that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods. Distribution participant is defined under Regulation M as meaning an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or is participating in a distribution.

There can be no assurances that the Selling Security Holders will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities and Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one or five business days prior to the commencement of such distribution.

All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the Selling Security Holders, we will pay all the fees and expenses incident to the registration of the securities, other than the Selling Security Holders' pro rata share of underwriting discounts and commissions, if any, which are to be paid by the Selling Security Holders.

ITEM 9.  LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings, in which we are involved.
In addition, we are not aware of any pending or threatened legal proceedings in which entities affiliated with our officers, directors or beneficial owners are involved.

ITEM 10. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS

Directors and Executive Officers.

Our Bylaws provide that we must have at least 1 director. Each director will serve until our next annual shareholder meeting, to be held sixty days after the close of the fiscal year, or until a successor is elected who accepts the position. Directors are elected for one-year terms. Our officers may be elected by our Board of Directors at any regular or special meeting of the Board of Directors. Vacancies may be filled by a majority vote of the remaining directors then in office. Our directors and executive officers are as follows:

Name	Age	Position

Phil Guazzaloca	41	President and Director
Karol Kapinos	41	Director
Duane Bennett	46	Director

Phil Guazzaloca has been President and Director since June 2004. Mr. Guazzaloca will serve as a director until our next annual shareholder meeting, or until a successor is elected and accepts the position. He devotes approximately 10 hours per week to our company. For the past 5 years, Mr. Guazzaloca has been manager of the parts department at Cahillane Auto Body in Northampton, Massachusetts, where he has managed inventory procurement and distribution valued at over half a million dollars per year. Before that, he worked in the parts department at Saturn of Hadley, Massachusetts for one year, and before that worked for four years managing a number of Midas Muffler stores in the western Massachusetts area. He managed several family-owned real estate properties in western Massachusetts during the past 15 years, in addition to his work with Moixa III..

    Karol Kapinos has been a director since our inception in June 2003. Mr. Kapinos will serve as a director until our next annual shareholder meeting, or until a successor is elected and accepts the position. He devotes approximately 5 hours per week to our company. Mr. Kapinos has, since 1990, been a self-employed entrepreneur as a wholesaler of domestic and foreign automobiles through his wholly-owned company, Midway Motors, Inc. During this time, Mr. Kapinos has become familiar with sales marketing strategies as well as overall economic trends in and around the western Massachusetts area. Mr. Kapinos has assisted in managing a block of real estate in western Massachusetts for over 10 years. Mr. Kapinos is also on the board of directors of one other publicly traded company: ABC Realty, Inc.

    Duane Bennett has been a Director since our inception in June 2003. Mr. Bennett will serve as a director until our next annual shareholder meeting, or until a successor is elected and accepts the position. Mr. Bennett devotes approximately 5 hours per week to our company. Mr. Bennett’s business experience over the last ten years has consisted of the following:

    From 1997 to present, Mr. Bennett has been the President of ABC Realty, Inc., a publicly traded company and a licensed real estate brokerage, which provides real estate brokerage services within the Charlotte, North Carolina area. From 1995 to August 2004, Mr. Bennett was also the President of Xenicent, Inc., a publicly traded company which produces light emitting diode (LED) display systems for use primarily in sports and transportation applications. From 1999 to 2000, Mr. Bennett was the sole owner, president, and chief executive officer of Internet Funding Corp., which sought to develop the operations of and arrange capital financing for development stage Internet companies in the Charlotte, North Carolina area. From 1991 until 1995, Mr. Bennett was chief executive officer and president of Bennett International Businesses, a sole proprietorship he owned, based in Charlotte, NC. Bennett International Businesses explored investment opportunities in China, Mexico, South Africa and Chile. From 1995 to 1996, Mr. Bennett also operated Premier Builders and Developers, a company which developed land in the Charlotte, North Carolina area. From 1991 to 1996, Mr. Bennett was the sole owner and president of Goodex, Inc., a private company involved in buying, selling, and renovating homes in the Springfield, Massachusetts area.

    Other than those persons mentioned above, we have no employees.

Family Relationships.
None.

Legal Proceedings.
    No officer, director, or persons nominated for such positions and no promoter or significant employee of our Company has been involved in legal proceedings that would be material to an evaluation of our management.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following tables set forth the ownership, as of January 20, 2006, of our common stock (a) by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, and (b) by each of our directors, by all executive officers and our directors as a group. To the best of our knowledge, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Security Ownership of Certain Beneficial Owners (1) (2).

Title of Class	Name and Address	# of Shares	Current % Owned
Common	Duane Bennett(3) 7507 Folger Road Charlotte, NC 28226	12,680,000	90%
Common	Greentree Financial Group, Inc. 555 S. Powerline Road Pompano Beach, FL 33069	700,000	4.99%

Security Ownership of Officers and Directors (2).

Title of Class	Name and Address	# of Shares	Current % Owned
Common	Duane Bennett, Director	12,680,000	90%
Common	Phil Guazzaloca, President and Director	150,000	**
Common	Karol Kapinos, Director	150,000	**
Common	All Officers and Directors as a Group (2)	12,980,000	91%
**Less than 1%

(1) Pursuant to Rule 13-d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned. We are unaware of any shareholders whose voting rights would be affected by community property laws.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above tables and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

(3) Mr. Bennett owns 100,000 of these shares in his own name. The remaining 12,580,000 shares are owned in the name of the Northeast Nominee Trust, of which he is the trustee.

Changes in Control.

    Currently, there are no arrangements, which would result in a change in our control.

ITEM 12.  DESCRIPTION OF SECURITIES

    The following description is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

    We are authorized to issue 50,000,000 shares of common stock, with a par value of $.001 per share. As of January 20, 2006, there were 14,235,000 common shares issued and outstanding. All shares of common stock outstanding are validly issued, fully paid and non-assessable.

VOTING RIGHTS.

    Each share of common stock entitles the holder to one vote at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the holders of common stock holding, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

MISCELLANEOUS RIGHTS AND PROVISIONS.

    Holders of common stock have no preemptive or other subscription rights, conversion rights, or redemption provisions. In the event of our dissolution, whether voluntary or involuntary, each share of common stock is entitled to share proportionally in any assets available for distribution to holders of our equity after satisfaction of all liabilities and payment of the applicable liquidation preference of any outstanding shares of preferred stock.

    There is no provision in our charter or by-laws that would delay, defer or prevent a change in our control.

DEBT SECURITIES.

    We have not issued any debt securities.

ITEM 13.  INTEREST OF EXPERTS AND COUNSEL

    Our audited Financial Statements for the period from inception (June 2003) through December 31, 2004 have been included in this prospectus in reliance upon Traci J. Anderson, Independent Certified Public Accountant, as experts in accounting and auditing. However, we have not hired her or any other expert on a contingency basis.

ITEM 14. DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issues.

ITEM 15. ORGANIZATION WITHIN LAST FIVE YEARS

    In June 2003, we issued 1,000 shares of our common stock to Mr. Bennett for $1,000. In June 2004, we incorporated in Nevada, increased our authorized common shares to 50,000,000, kept the par value to $.001 per share and forward split our common stock 10,000 for 1. As a result, Mr. Bennett’s 1,000 shares were split into 10,000,000 of our common shares.

    Moixa III, Inc. owns 100% of Moixa First Corporation, which owns 100% of its subsidiary, Moixa Second Corporation, which in turn owns the 3-story, 3-unit apartment house in Chicopee, Massachusetts which now comprises our major asset. Mr. Bennett deeded this property to Moixa Second in June 2003. Lessard Property Management, Inc. now manages this property for us. Lessard Property Management originally entered into this agreement with Mr. Bennett in August, 2003.

    On August 27, 2004, we entered into a Financial Advisory Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in registering our common stock and in having our common stock publicly traded. In exchange for the following services, we have paid Greentree Financial Services Group, Inc., 700,000 shares of our common stock and $25,000 cash for:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Advice on selection of an independent stock transfer agent; and
•	EDGAR services.

We are not a subsidiary of any corporation.

ITEM 16.  DESCRIPTION OF BUSINESS

BUSINESS DEVELOPMENT.

    We originally incorporated in Massachusetts as Moixa First Corporation on May 22, 2003. Mr. Bennett’s Northeast Nominee Trust owned 100% of Moixa First. We also created a second corporation, Moixa Second Corporation, which was also incorporated in Massachusetts on May 22, 2003. Moixa First owned, and continues to own, 100% of its subsidiary, Moixa Second Corporation. The next month, on June 12, 2003 our director Duane Bennett deeded to Moixa Second Corporation the property located at 84-86 Cochran Street in Chicopee, Massachusetts. In June 2004, we incorporated Moixa III, Inc., a Nevada corporation, which owns 100% of Moixa First Corporation. Thus, Moixa III, Inc., the Nevada corporation, is the parent of Moixa First Corporation, which in turn is the parent of Moixa Second Corporation.

    Since our incorporation as Moixa First Corporation, we have engaged in the business of buying, selling, renovating, and renting real estate, primarily in the area around Chicopee, Massachusetts, which is in the western part of the state near Springfield. We have never been the subject of any bankruptcy or receivership. We have had no material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets except our reorganization in June of 2004, by which our Nevada Corporation, Moixa III, Inc, obtained 100% of ownership of our Massachusetts corporation, Moixa First Corporation.

THE BUILDING AT 84-86 EAST COCHRAN STREET

    By a deed dated June 12, 2003, the Company obtained from Duane Bennett its only asset to date, a 3-story apartment building in Chicopee, Massachusetts, which the board of directors had identified as an acceptable business opportunity. The Company paid $100 cash and assumed Mr. Bennett’s obligations under the mortgage and note in order to obtain the property. As of March 31, 2005, the mortgage and note had been paid down to $106,585. The building is a three-story apartment building located in Chicopee, Massachusetts, near Springfield in the western part of the state. It is divided into three rentable spaces, three of which are currently rented.

    As of March 31, 2005, we had three lease agreements in place for the building. The leases are managed by Lessard Property Management, Inc. on our behalf. We have not reported the individual lease amounts, because they are in the names of private individuals.

    Lessard Property Management has a contract with us to manage these leases, and their fee for doing so is 8% of the collected rent, or $150 per project, whichever is greater.

OVERVIEW OF OUR MARKET AREA

    The city of Chicopee lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Chicopee is located in Hampden County, Massachusetts, whose estimated 1996 population was 441,280.

    The economy in our primary market area enjoys the presence of large employers such as the University of Massachusetts, Baystate Medical Center, Mass Mutual Life Insurance Company, Big Y Foods, Inc., Friendly Ice Cream Corporation, Old Colony Envelope, Hamilton Standard, Pratt and Whitney and Strathmore Paper Company. Other employment and economic activity is provided by financial institutions, eight other colleges and universities, seven other hospitals and a variety of wholesale and retail trade businesses.

    Respected national economists have given mixed opinions about the market for multi-family rentals, but have seen some indicators of improvement in 2005. As reported in the January 22, 2004 issue of the Mortgage Bankers Association’s MBA Newslink, volume 2, issue 3, David Seiders, the Chief Economist for the National Association of Home Builders stated, “It’s a mixed bag . . . more people left rentals last year to become homeowners, who led to higher rental vacancy rates. But we’re seeing the condominium market pick up and occupy a larger share of the multifamily market.” Freddie Mac Chief Economist Frank Nothaft said that while single-family markets will show strength again in 2004, the multifamily markets will continue to show weakness. “Vacancy rates have gone from 3% to 7% over the past 3 years. Absorption rates for newly built rental units are only 59 percent; effective rent growth has been stagnant.” However, on the other hand, Mr. Nothaft noted, key indicators suggest that the multifamily market has stabilized. “I think the market should remain stable over the next few months, and then show some improvement in 2005.”

    Recent developments have brought improvements to the local economy. According to the NAI 2004 Global Market Report, The Basketball Hall of Fame opened in Springfield and has increased tourism in the area, resulting in reported increases in business by the adjacent Hilton hotel and two new restaurants. In late 2003, a new $71 million Springfield Civic Center got underway, and is expected to be completed in the summer of 2005. The area is also located close to one of the finest fiber-optic lines in the country.

    According to the Pioneer Valley Planning Commission, as reported by the Springfield Business Improvement District, Chicopee had 2,112 multi-family units in fiscal 1998, while Springfield itself had 77,071 multi-family units.

    These market factors form the setting in which we plan to execute our business model.

OUR PLAN TO ACQUIRE OTHER RENTAL PROPERTIES

    Our business plan is to buy more rental properties that we believe are undervalued, compared to their cash flows and estimated resale value. Our strategy is to identify rental properties with a favorable purchase price relative to their market value, as well as positive cash flow. We plan to buy properties primarily leased to residential tenants. We are prepared to make some improvements to our properties, so that we can increase occupancy, improve cash flows, and enhance potential resale value. We have entered into a contract with Moixa to attempt to locate properties in China; however, given our current financial condition, we will most likely seek properties in the Springfield, Massachusetts area for the next 12 months. We are maintaining flexibility to keep either option open, though, should an appropriate opportunity arise.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate primarily in the Springfield, Massachusetts area. We also plan to explore opportunities to acquire properties through our contract with Moixa. We plan to strengthen our position in these markets. We plan to expand our operations through our acquisition and improvement of real estate.

    We presently own one 3-story apartment building in Chicopee, Massachusetts. Our director, Duane Bennett, has previously owned and operated a real estate company in the Springfield, Massachusetts area, and has long-term contacts in the area. In addition, we plan to locate additional properties in Massachusetts and other suitable areas. We anticipate that we will begin to locate and negotiate for the purchase of additional properties during the fourth quarter of 2005. We hope to acquire additional real estate in the next 12 months, and to utilize the proceeds from the resale of those properties, along with their revenues, to pay our operating costs for the next twelve months; however, there are no assurances that this revenue will be sufficient to cover our operating costs. Accordingly, if our revenues are not sufficient, we will rely upon capital infusions from our director Duane Bennett; however, there are no assurances that Mr. Bennett will have sufficient funds to provide such capital infusions.

PROPERTY LOCATION PROCEDURES

We plan to conduct a preliminary analysis that consists of:
•
Reviewing real estate sales information provided by local board of realtors associations and our review of the census tract increases. The information that we may obtain that would weigh in favor or our proceeding with a property acquisition would be:

o	High volume of real estate sales within the specific area
o	New schools and major commercial developments in the area
o	Improved state and city roads in the area

The information that we may obtain that would weigh against our proceeding with a property acquisition would be:
o	Hazardous waste in the area
o	High crime in the area
o	Overcrowding in the area

The data that we analyze to determine whether to purchase properties are:
•	Demographic data that suggests increased demand in a specific area. The data that would weigh in favor of our proceeding with a purchase would be:
o	Increase in industrial activity such as a major corporation moving into the area creating new jobs and increasing residential housing demand.
o	Increase in the population’s median income levels for a certain area.
o	Low crime rate in the area

•	Demographic data that would weigh against a purchase would be:
o	Migration of industrial companies outside the area.
o	Decrease in income levels
o	High crime rate in the area

In order to determine and evaluate the fastest growing areas, we will obtain reports from report surveys and reporting companies. These reports will provide detailed information that we will then study to determine where the good areas of growth are.

    We will also rely on information provided by the U.S. Census Bureau to obtain information pertaining to population shifts and number of total people in a specific area. We plan also to compare the population figures from the 1990 census with those of the 2000 census.

DETAILED MARKET AND FINANCIAL ANALYSIS

    We will perform detailed market and financial analysis regarding each property we decide to review for purchase so as to determine whether the specific location is appropriate for acquisition and development. That detailed information will include the following:

•	Number of properties on the market.
•	Number of properties sold in the past 12 months.
•	Sales prices asked per property.
•	Sales price sold per property.
•	Total square footage and acreage per property
•	Total number of units per property.
•	Total number of pending closings per property.

PURCHASE PROCEDURES

    Once we have located a property that we may want to purchase, we will ascertain whether the owner is willing to sell the property. We then negotiate a purchase price and ask the following questions of the prospective seller and/or obtain answers from third parties:

•	When does the owner want to sell and close? Favorable conditions we look for regarding this factor are:
o	The seller is willing and able to sell within a six-month period.
o	Typically, the timing and motivation of sellers to enter into contract to sell may include several factors such as: estate planning, gifts to family, age, health and other personal factors.

•	How much will the owner sell the land for? Favorable conditions we will look for regarding this factor are:
o	The price is below market value. We determine market value through appraisals and comparable sales reports in the area.
o	With respect to price, we would also consider value trends, such as historical yearly increases in property values

•	Are there any defects on the title? Favorable conditions we will look for regarding this factor are:
o	No liens and/or encumbrances.
o	The buyer is able to deliver a clean title within the time we would like to close.

•	Does the landowner have title insurance on the property? Favorable conditions we will look for regarding this factor are:
o	The landowner has title insurance on the property.
o	The landowner is able to secure title insurance on the property.
o	We would be able to obtain title insurance on the purchased property.

    We will obtain the following documents from the seller during our due diligence on the property:

•	General maps;
•	Environmental reports
•	Copies of existing zoning maps and regulations;
•	Conduct land inspection procedures;
•	Proposed zoning regulations;
•	Deeds;
•	Title insurance; and
•	Tax bills.

    We then verify the accuracy of these documents and determine how the information contained in the documents impacts the property that we are considering to purchase.

OUR FINANCING PROCEDURES

    We will attempt to obtain financing from local banks doing business within the area where we are attempting to purchase property. Our director, Mr. Bennett, has, in the past, personally guaranteed repayment of debt for property purchases along with necessary corporate guarantees, and we plan to use such guarantees in the future, if necessary; however, there are no assurances that Mr. Bennett, or we, will be in a financial position to do so. We do not have any written agreements now or in the past with Mr. Bennett, obligating him to guarantee repayment of future debt or any of our other obligations. Mr. Bennett is not otherwise under any legal obligation to provide us with capital. We hope to leverage the property with a financial institution or private lender so that funds are available for additional purchases, based on using the property as collateral.

The procedures for obtaining our financing are as follows:

1.	File loan application.
2.	Credit checks, property appraisal done.
3.	Loan documents drafted.
4.	Down payment made that is typically approximately 5 to 10% of the appraised value.
5.	Institution lends funds for the balance, less certain transaction fees that are typically between approximately 2 to 3%.
6.	A lien is then filed with the appropriate recorder’s office.

    There are no assurances that our financing procedures will be adequate to secure the funds needed to sustain our operations.

DISTRIBUTION

    We have no distribution agreements in place with anyone. We plan to sell the properties we acquire primarily through direct selling efforts involving established real estate brokers and property managers and corporations that may have a need for residential and/or commercial real estate. We plan to contract with real estate brokers, sub-contractors and other agents to assist in us on a project-by-project basis.

NEW PRODUCTS OR SERVICES

    We currently have no new products or services announced to the public. We will make public announcement in the future upon entering into material contracts to acquire any new real estate projects.

COMPETITIVE BUSINESS CONDITIONS

    The Company faces significant competition both in acquiring rental properties and in attracting renters. The Company's primary market area of residential multi-family unit rentals is highly competitive, and the Company faces direct competition from a significant number of multi-family unit landlords, many with a local, state-wide or regional presence and, in some cases, a national presence. Many of these landlords are significantly larger and have greater financial resources than the Company. The Company's competition for renters comes from newer built apartment complexes as well as older apartment buildings.

    In addition, the Company faces significant competition from home builders and land developers, because many renters have moved out of the rental market into single-family homes due to recent mortgage interest rates, which have reached 40-year lows in some cases. Nationally, there are over one hundred major land developers. Approximately 10% of these developers capture approximately 50% of the market for such developments. These developers have greater financial resources than we do and are better poised for market retention and expansion than we are. Specifically, our competition with national homebuilders is as follows:

•	Pulte Homes;
•	Ryan Homes;
•	Ryland Homes;
•	John Weiland Homes;
•	Crescent Resources; and
•	Harris Group

    These national homebuilders purchase land or lots of vacant land parcels to build single-family homes, often in connection with nearby shopping centers and commercial buildings. The national homebuilders have substantial resources to enable them to build single-family homes for resale.

    These builders engage in single-family home development and have greater financial resources than we do. In addition, these companies have greater operational resources because they are able to perform a variety of development tasks themselves. These companies purchase vacant land tracts and perform all the work necessary to construct the homes, such as land clearing and road development and then build the homes themselves. In contrast, we do not have the financial or operational resources to perform these tasks. These national and local builders are better equipped to acquire tracts of land equipped with these capabilities due to their operational and financial superiority over us.

    We have no competitive advantages over any of the individuals and/or companies against whom we compete. We have significantly less capital, assets, revenues, employees and other resources than our local and/or national competition. There are no barriers to entry into this market.

INTELLECTUAL PROPERTY

    At present, we do not have any patents, trademarks, licenses, franchises, concessions, and royalty agreements, labor contracts or other proprietary interests.

GOVERNMENT REGULATION ISSUES

    We are subject to applicable provisions of federal and state securities laws and to regulations specifically governing the real estate industry, including those governing fair housing and federally backed mortgage programs. Our operations will also be subject to regulations normally incident to business operations, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation and income tax and social security related regulations. Although we will use our best efforts to comply with applicable regulations, we can provide no assurance of our ability to do so, nor can we fully predict the effect of these regulations on our proposed activities.

RESEARCH AND DEVELOPMENT

    We have spent no funds on research and development.

EMPLOYEES

    Presently, we have no employees. We have no employment agreements with any of our management. We do not anticipate hiring any additional employees in the next 12 months.

REPORTS TO SECURITY HOLDERS

    After the effective date of this document, we will be a reporting company under the requirements of the Securities Exchange Act of 1934 and will file quarterly, annual and other reports with the Securities and Exchange Commission. Our annual report will contain the required audited financial statements. We are not required to deliver an annual report to security holders and will not voluntarily deliver a copy of the annual report to the security holders. The reports and other information filed by us will be available for inspection and copying at the public reference facilities of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

    Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the Commission maintains a World Wide Website on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

ITEM 17.  MANAGEMENT’S DISCUSSION AND ANALYSIS

    The discussion contained in this prospectus contains “forward-looking statements” that involve risk and uncertainties. These statements may be identified by the use of terminology such as “believes”, “expects”, “may”, or “should”, or “anticipates”, or expressing this terminology negatively or similar expressions or by discussions of strategy. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. Our actual results could differ materially from those discussed in this prospectus. Important factors that could cause or contribute to such differences include those discussed under the caption entitled “risk factors,” as well as those discussed elsewhere in this prospectus.

OUR COMPANY

    We were incorporated in Massachusetts in May, 2003 to engage in the business of buying, selling, renting, and improving all aspects of real estate. Our services have been performed primarily in the Springfield, Massachusetts area. The real estate rental contracts we offer our customers vary in time from three to twelve months.

    Our discussion and analysis will address two time periods, first the audited period from inception in May, 2003 through December 31, 2004, and then the unaudited period for the nine months ending September 30, 2005 compared to the nine months ending September 30, 2004.

RESULTS OF OPERATIONS (from inception, May, 2003, through December 31, 2004).

Sales.

    Sales for the period from inception (May, 2003) through December 31, 2003 were $12,300, compared to sales of $25,942 for the fiscal year ended December 31, 2004. Sales consisted of rentals on residential rental properties. While sales almost doubled in fiscal 2004, this was mainly due to the fact that we were able to collect a full year’s worth of rents, as opposed to only half a year in fiscal 2003.

    All sales transactions were with unrelated parties.

Cost of Sales.

    None.

Expenses.

    Total expenses for the period from inception (May, 2003) through December 31, 2003 were $13,570, compared to total expenses of $222,153 for the fiscal year ended December 31, 2004.

    Expenses in 2003 consisted of: Professional fees during the short period of 2003 primarily due to management of our rental real estate property.

    Expenses in 2004 consisted of: Professional fees for management of our rental real estate, plus expenses for professional services rendered by officers, directors, and consultants. Professional fees increased during 2004 primarily due to expenses related to stock issued for services in the amount of $180,000, principally in the form of services rendered by officers, directors and consultants.

    Property management fees were higher than the 8% expected due to non-recurring building maintenance expenses that are not likely to continue in the future.

    Occupancy rates are close to 100% due the high demand for rental units.

    Rental rates have been increasing due to strong demand over supply. The amount of increase varies based on such things as size of the unit and location but are commensurate with the market and cost of living in the area.

    Timeliness of rental payments has been consistent. Many of the payments are subsidized and are paid directly to us from state and federal government agencies.

    We expect increases in expenses through the year 2005 as we move toward developing our business plan and registering our common stock. In addition, we expect professional fees to increase to around $30,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration is deemed effective.

    We do not have any lease agreements for our facilities and do not currently have any employment agreements.

Income Taxes

    We did not have any federal or state income tax expense for the period from inception (May, 2003) through December 31, 2003, nor did we have any federal or state income tax expense for the fiscal year ended December 31, 2004.

    If we incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/ Losses.

    Net loss for the period from inception (May, 2003) through December 31, 2003 was $1,270, compared to a net loss of $196,177 for the fiscal year ended December 31, 2004. We attribute the net loss in fiscal 2003 primarily to general and administrative expenses exceeding rental income. We expect to continue to incur losses at least through the year 2005. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Impact of Inflation.

    We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

    Cash flows provided by operations were $14,094 for the period from inception (May, 2003) through December 31, 2003, compared to a cash flow used in operations of $846 for the fiscal year ended December 31, 2004. Cash flow from operations in fiscal 2003 was primarily attributable to a net loss offset by business expenses paid by our officer and majority stockholder, while cash flow used in operations in fiscal 2004 was primarily attributable to a net loss offset by non-cash charges for common stock to be issued for services rendered to us.

    Cash flows generated by financing activities were $118,552 for the period from inception (May, 2003) through December 31, 2003, compared to cash flows from financing of $800 for the fiscal year ended December 31, 2004. Cash flows from financing in fiscal 2003 include proceeds from sales of our common stock to our director and proceeds from a mortgage on our rental property, while cash flows from financing in fiscal 2004 include proceeds from sales of our common stock.

    Cash flows used in investing activities for the period from inception (May, 2003) through December 31, 2003 was $132,600. This represents the purchase of our rental property. We had no cash flows from investing activities in fiscal 2004.

Mortgages incurred from our director, Mr. Bennett, for the purchase of the rental property consisted of the following, as of December 31, 2004:

•
Commercial mortgage to an unrelated party, dated June 4, 2003, bearing 7% interest through June 4, 2010, then bearing interest of 3% above the Treasury Index, and maturing on June 4, 2013. The monthly payment (including principal, interest, and escrow) is $2,172, and the total amount of the commercial mortgage as of December 31, 2004 was $147,782.

•
Secured mortgage to an unrelated party, dated June 4, 2003, with a monthly payment of principal and interest, in the amount of $192.95 per month, beginning July 4, 2003 and continuing monthly until June 4, 2008, the maturity date, at which time the balloon amount is due. The amount of the secured mortgage as of December 31, 2004 was $22,771.

The effects on cash flows as shown in the statement of cash flows in that repayment of principal indebtedness are properly presented as cash flows used in financing activities.

    Overall, we have funded our cash needs from inception through December 31, 2003, and also during fiscal 2004, with a series of equity and debt transactions, including those with related parties as described above. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. This could include an inability to do sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, it would most likely delay the implementation of our business plan. An alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than had we obtained financing, for the development of our business plan.

    We had cash on hand of only $46 and a working capital of $253 as of December 31, 2003, compared to cash on hand of $-0- and a working capital of $1,275 as of December 31, 2004. Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the existence of revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during the remainder of 2005 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $10,000 to sustain operations through year 2005 and approximately $35,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. Our approximate offering expenses of $30,000 in connection with this offering have already been paid.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering launching a local advertising campaign to seek out other buildings in the local area that we can acquire and from which we can receive revenue for rents charged. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

▪	Seek projects that are less in value or that may be projected to be less profitable
▪	Seek smaller projects, which are less capital intensive, in lieu of larger projects
or
▪	Seek projects that are outside our immediate area to generate some revenue for us.

    Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market.

RESULTS OF OPERATIONS (for the nine months ended September 30, 2005 and 2004).

Sales.

    Sales for the nine months ended September 30, 2005 and the related period for 2004 were $20,756 and $19,854, respectively. Sales consisted of rental income on residential rental properties in the amount of $20,705 and other income of $51.

    All sales transactions were with unrelated parties.

Cost of Sales.

    None.

Expenses.

    Total expenses for the nine months ended September 30, 2005 and 2004 were $24,982 and $21,958, respectively.

    Expenses consisted of: primarily professional fees associated with the management of our rental property and related depreciation thereto of $3,394 and $3,268, respectively.

    Professional fees decreased during the first three quarters of 2005 primarily due to the fact we have not had to issue stock or pay for other services rendered by officers, directors and consultants in the first three quarters of 2005.

    Occupancy rates approximate 100% due the high demand for rental units.

    Rental rates have been increasing due to strong demand over supply. The amount of increase varies based on such things as size of the unit and location but are commensurate with the market and cost of living in the area.

    Timeliness of rental payments has been consistent. Many of the payments are subsidized and are paid directly to us from state and federal government agencies.

    We expect increases in expenses through the year 2005 as we move toward developing our business plan and registering our common stock. In addition, we expect professional fees to increase to around $30,000 per year for compliance with the reporting requirements of the Securities and Exchange Commission once our registration is deemed effective.

    We do not have any lease agreements for our facilities and do not currently have any employment agreements.

Income Taxes

    We did not have any federal or state income tax expense for nine months ended September 30, 2005.

    If we continue to incur losses, we may have a deferred tax asset. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, some portion or all of the deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment. We do not currently have any net deferred tax assets.

Income/ Losses.

    Net loss for the nine months ended September 30, 2005 and 2004 was $4,226 and $2,104, respectively. We attribute the increase in net loss primarily to rental expenses including non-cash deprecation charges exceeding income for the nine months ended September 30, 2005. We expect to incur losses at least through the remainder of 2005. In addition, there can be no assurance that we will achieve or maintain profitability or that our revenue growth can be sustained in the future.

Impact of Inflation.

    We believe that inflation has had a negligible effect on operations since inception. We believe that we can offset inflationary increases in the cost of operations by increasing sales and improving operating efficiencies.

Liquidity and Capital Resources.

    Cash flows provided by operations were $7,065 and $3,633 for the nine months ended September 30, 2005 and 2004, respectively. Cash flow was primarily attributable to a net income, combined with depreciation plus an increase in accounts payable, and a decrease in our accounts receivable.

    Cash flows used in financing activities were $6,712 and $3,584 for the nine months ended September 30, 2005 and 2004, respectively. Cash flows were primarily used in repayment of debt including mortgages payable.

    Overall, we have funded our cash needs from inception through September 30, 2005 with a series of equity and debt transactions, including those with related parties as described above. If we are unable to receive additional cash from our related parties, we may need to rely on financing from outside sources through debt or equity transactions. Our related parties are under no legal obligation to provide us with capital infusions. Failure to obtain such financing could have a material adverse effect on our operations and financial condition. This could include an inability to do sufficient advertising for the homes that we sell, which would make us less competitive in the marketplace. We could also find it more difficult to enter into strategic joint venture relationships with third parties. Finally, it would most likely delay the implementation of our business plan. An alternative plan of operation in the event of a failure to obtain financing would be to continue operations as currently configured, with the result being little, if any, projected growth. Another alternative would be to enter into a joint venture with another company that has working capital available, albeit on less favorable terms than had we obtained financing, for the development of our business plan.

    We had $353 cash on hand and a working capital deficit of $5,806 as of September 30, 2005. Our current amount of cash in the bank is insufficient to fund our operations for the next twelve months. We will rely on the existence of revenue from our business, if any, and funding from outside sources; however, we have no current or projected capital reserves that will sustain our business for the next 12 months. Also, if the projected revenues fall short of needed capital we will not be able to sustain our capital needs for the next twelve months. We will then need to obtain additional capital through equity or debt financing to sustain operations for an additional year. A lack of significant revenues during the remainder of 2005 will significantly affect our cash position and move us towards a position where the raising of additional funds through equity or debt financing will be necessary. Our current level of operations would require capital of approximately $10,000 to sustain operations through year 2005 and approximately $35,000 per year thereafter. Modifications to our business plans or additional property acquisitions may require additional capital for us to operate. There can be no assurance that additional capital will be available to us when needed or available on terms favorable to us. Our approximate offering expenses of $30,000 in connection with this offering have already been paid.

    On a long-term basis, liquidity is dependent on continuation and expansion of operations, receipt of revenues, and additional infusions of capital and debt financing. We are considering launching a local advertising campaign. Our current capital and revenues are insufficient to fund such marketing. If we choose to launch such a campaign, we will require substantially more capital. If necessary, we will raise this capital through an additional stock offering. However, there can be no assurance that we will be able to obtain additional equity or debt financing in the future, if at all. If we are unable to raise additional capital, our growth potential will be adversely affected and we will have to significantly modify our plans. For example, if we unable to raise sufficient capital to develop our business plan, we may need to:

▪	Seek projects that are less in value or that may be projected to be less profitable
▪	Seek smaller projects, which are less capital intensive, in lieu of larger projects
or
▪	Seek projects that are outside our immediate area to generate some revenue for us.

    Demand for our rental services will be dependent on, among other things, market acceptance of our services, the real estate market in general and general economic conditions, which are cyclical in nature. Inasmuch as a major portion of our activities is the receipt of rents from residential properties, our business operations may be adversely affected by our competitors and prolonged recession periods.

    Our success will be dependent upon implementing our plan of operations and the risks associated with our business plans. We operate a small real estate rental business in the Springfield, Massachusetts area. We plan to strengthen our position in this market.

ITEM 18.  DESCRIPTION OF PROPERTY

    We do not own any property for the use of administration nor do we have any contracts or options to acquire any property in the future for such use. Presently, we are operating out of offices located at 2341 Boston Road in Wilbraham, Massachusetts, which is one office unit in a commercial office business complex. We occupy approximately 500 square feet. This space is adequate for our present and our planned future operations. We pay no rent for use of this space. In addition we have no written agreement or formal arrangement pertaining to the use of this space. We have no current plans to occupy other or additional office space.

Location and Description

    We currently own a 3-story apartment building in Chicopee, Massachusetts, located at 84-86 Cochran Street. The building is divided into three rentable units, and is currently occupied by three tenants. Aggregate gross rental income from these three tenants is approximately $2,000 per month.

Investment Policies

    The Company's policy is to actively pursue the acquisition of real estate for investment income and appreciation in property value. The Company intends to place an emphasis on acquiring residential rental property which management feels may be undervalued based on the current value trends in a high-demand market. We have established networking relationships in the local area from whom we get information on properties that will be coming on the market. These relationships, along with our many years of experience in the real estate and the local market, give us a slight competitive advantage in that we have fewer rival bidders for the properties that we learn about from our network sources. The Company's policy will be to focus primarily on favorable terms of financing and potential return on capital. The Company is committed to not overpaying for properties and intends to look for residential rental properties that can be purchased for less than fair market value.

    The Company has no present intention to invest in first or second mortgages, securities of companies primarily engaged in real estate activities, or interests in real estate investment trusts or real estate limited partnerships. However, the Company’s board of directors is not precluded in the future from participating in such investments.

    The Company currently has no limitations on the percentage of assets which may be invested in any one investment, or the type of securities or investments it may buy. However, the board of directors in its discretion may set policies without a vote of the Company’s securities holders regarding the percentage of assets which may be invested in any one investment, or type of investment. The Company’s current policy is to evaluate each investment based on its potential capital return to the Company on a relatively short term basis. Furthermore, the Company does not plan to enter into the business of originating, servicing or warehousing mortgages or deeds of trust, except as may be incidental to its primary purpose of acquiring and renting real estate.

Description of Real Estate and Operating Data

    The Company’s primary asset is the three-story apartment building located at 84-86 Cochran Street in Chicopee, Massachusetts. We paid $100 cash and assumed Duane Bennett’s obligations under a mortgage and note in order to obtain the property. As of September 30, 2005, the mortgage and note had been paid down to $84,217. The building is divided into three rentable spaces, three of which are currently rented.

    As of September 30, 2005, we had three lease agreements in place for the building. The leases are managed by Lessard Property Management, Inc. on our behalf, and the monthly amounts due under the leases, in the aggregate, total approximately $2,000 per month. We have not reported the details of the individual leases, because they are in the names of private individuals.

    Lessard Property Management has a contract with us to manage these leases, and their fee for doing so is 8% of the collected rent, or $150 per project, whichever is greater.

    Of the existing three tenants, all occupy more than 10% of the available space in the building. The nature of the business of each of these tenants and the principal provisions of their leases are outlined as follows: all are residential leases for individuals or families, for monthly rent, according to the usual terms for residential lease agreements.

    The building is located in the city of Chicopee, which lies on the outskirts of the Springfield, Massachusetts urban area, located in the Pioneer Valley near the intersection of U.S. Interstates 90 (the Massachusetts Turnpike) and 91. Interstate 90 is the major east-west highway crossing Massachusetts. Interstate 91 is the major north-south highway that runs directly through the heart of New England. Chicopee is located approximately 90 miles west of Boston, Massachusetts, 70 miles southeast of Albany, New York and 30 miles north of Hartford, Connecticut. Chicopee is located in Hampden County, Massachusetts, whose estimated 1996 population was 441,280.

    The Company is depreciating the property over a 27.5 year period and uses the straight line method of depreciation for accounting purposes. The Company is of the opinion that the building is adequately covered by insurance.

ITEM 19. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On June 12, 2003, our director Duane Bennett transferred ownership in the three-story apartment building located at 84-86 Cochran Street from himself, personally, to Moixa Second Corporation, in exchange for $100 cash and for Moixa Second’s assumption of his obligations under the mortgage and note.

    On August 27, 2004 we entered into a Consulting Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in registering our stock with the SEC and having our common stock publicly traded.  In exchange for the following services, we have paid Greentree Financial Services Corp., 700,000 shares of our common stock and $25,000 for:

•	Assistance with the preparation of our Form SB-2 registration statement;
•	State Blue-Sky compliance;
•	Selection of an independent stock transfer agent; and
•	EDGAR services

    The shares issued were valued at the estimated value for the services received, which was $70,000, or $.10 per share.

ITEM 20. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information.

    Our common stock is not traded on any exchange. We plan to eventually seek listing on the over-the-counter Bulletin Board. We cannot guarantee that we will obtain a listing. Although we plan to obtain a market maker for our securities, our management has not yet discussed market making with any market maker or broker dealer. There is no trading activity in our securities, and there can be no assurance that a regular trading market for our common stock will ever be developed, or if developed, will be sustained.

    A shareholder in all likelihood, therefore, will not be able to resell their securities should he or she desire to do when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements or understandings with any person with regard to the development of a trading market in any of our securities.

Agreements to Register.

    Not applicable.

Holders.

    As of January 20, 2006 there were 51 holders of record of our common stock.

Shares Eligible For Future Sale.

    Upon effectiveness of this registration statement, the 1,055,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our "affiliates," which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

    In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated with our affiliates, who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements, and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, provided they have not been affiliates for the three months preceding such sale.

    Further, Rule 144A as currently in effect, in general, permits unlimited resales of restricted securities of any issuer provided that the purchaser is an institution that owns and invests on a discretionary basis at least $100 million in securities or is a registered broker-dealer that owns and invests $10 million in securities. Rule 144A allows our existing stockholders to sell their shares of common stock to such institutions and registered broker-dealers without regard to any volume or other restrictions. Unlike under Rule 144, restricted securities sold under Rule 144A to non-affiliates do not lose their status as restricted securities.

    The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Dividends.

    We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payment of dividends will depend on our earnings and financial position and such other factors, as the Board of Directors deems relevant.

    The 1,055,000 of common stock registered in this offering will be freely tradable without restrictions under the Securities Act of 1933, except for any shares held by our “affiliates”, which will be restricted by the resale limitations of Rule 144 under the Securities Act of 1933.

Dividend Policy.

    All shares of common stock are entitled to participate proportionally in dividends if our Board of Directors declares them out of the funds legally available. These dividends may be paid in cash, property or additional shares of common stock. We have not paid any dividends since our inception and presently anticipate that all earnings, if any, will be retained for development of our business. Any future dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Our Shares are "Penny Stocks" within the Meaning of the Securities Exchange Act of 1934

    Our common shares are "penny stocks" within the definition of that term as contained in the Securities Exchange Act of 1934, which generally refers to equity securities with a price of less than $5.00. Our shares will therefore be subject to rules that impose sales practice and disclosure requirements on certain broker-dealers who engage in certain transactions involving a penny stock.

    Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or "accredited investor" must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $250,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current bid and offer quotations for the securities. In addition a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account, the account’s value and information regarding the limited market in penny stocks. As a result of these regulations, the ability of broker-dealers to sell our stock may affect the ability of Selling Security Holders or other holders to sell their shares in the secondary market. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

    These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. These additional sales practice and disclosure requirements could impede the sale of the Company's securities, if our securities become publicly traded. In addition, the liquidity for the Company's securities may be adversely affected, with concomitant adverse affects on the price of the Company's securities. Our shares may someday be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

ITEM 21. EXECUTIVE COMPENSATION

Summary Compensation Table
		Annual Compensation		Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options (#)	LTIP Payouts ($)	Other ($)
Phil Guazzaloca, President	2005	0	0	0	150,000	0	0	0
Phil Guazzaloca, President	2004	0	0	0	0	0	0	0
Phil Guazzaloca, President	2003	0	0	0	0	0	0	0

We have not entered into any other employment agreements with our employees, Officers or Directors. We have no standard arrangements to compensate our directors for their services to us.

ITEM 22. FINANCIAL STATEMENTS

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and Stockholders
Moixa III, Inc. (FKA Moixa First Corp.) and Subsidiaries

I have audited the accompanying balance sheet of Moixa III, Inc. (FKA Moixa First Corp.) and Subsidiaries as of December 31, 2004 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2004 and the period from inception (May 22, 2003) through December 31, 2003. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respect, the financial position of Moixa III, Inc. (FKA Moixa First Corp.) and Subsidiaries as of December 31, 2004, and the results of its operations and its cash flows for the year ended December 31, 2004 and the period from inception (May 22, 2003) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses and has yet to generate an internal cash flow that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note D. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Traci J. Anderson, CPA
Huntersville, NC
March 4, 2005

Moixa III, Inc.
(FKA Moixa First Corp)
CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 31, 2004

ASSETS
2004
CURRENT ASSETS
Cash and cash equivalents	$-
Accounts Receivable	1,460
TOTAL CURRENT ASSETS	1,460

PROPERTY AND EQUIPMENT
Rental Properties	132,600
Accumulated Depreciation	(5,740)
NET FIXED ASSETS	126,860
TOTAL ASSETS	$128,320

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$185
Current portion of mortgage and notes payable	8,891
TOTAL CURRENT LIABILITIES	9,076

LONG-TERM LIABILITIES
Mortgage payable	101,045
TOTAL LIABILITIES	110,121

Stockholders’ Equity
Common stock ($.001 par value, 50,000,000 shares authorized:
10,000,000 issued and outstanding at December 31, 2004)	10,000
Common stock to be distributed	800
Additional paid in capital	213,846
Retained deficit	(197,447)
Receivable from the sale of stock to officer	(9,000)
TOTAL STOCKHOLDERS' EQUITY	18,199
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$128,320

The accompanying notes are an integral part of these consolidated financial statements.

Moixa III, Inc.
(FKA Moixa First Corp)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE PERIOD FROM INCEPTION (MAY 22, 2003) THROUGH DECEMBER 31, 2003

	2004	2003
REVENUES:
Rental Income	$25,942	$12,300
Other Income	34	-
TOTAL INCOME	25,976	12,300

EXPENSES:
General and administrative	222,153	13,570
TOTAL EXPENSES	222,153	13,570
OPERATING INCOME (LOSS)	(196,177)	(1,270)

NET INCOME (LOSS)	$(196,177)	$(1,270)	(197,447)

Net (loss) per share-
basic	*	*
Weighted average shares outstanding	10,000,000	10,000,000

* Less than ($.01)

The accompanying notes are an integral part of these consolidated financial statements.

Moixa III, Inc.
(FKA Moixa First Corp) and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE PERIOD
FROM INCEPTION (MAY 22, 2003) THROUGH DECEMBER 31, 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(196,177)	$(1,270)
Adjustments to reconcile net income (loss) to net cash
(used in) operating activities
Depreciation	3,827	1,913
Business expenses paid by officer and majority shareholder	19,930	-
Common stock subscribed for services	180,000	-	199,930
Decrease in Mortgage and Note Payable	(7,616)	-
Increase (decrease) in accounts payable	(566)	751
(Increase) decrease in accounts receivable	(244)	(2,248)
NET CASH P (USED IN) OPERATING ACTIVITIES	(846)	(854)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchase of income producing property	-	(100)
NET CASH (USED IN) INVESTING ACTIVITIES	-	(100)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	800	1,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	800	1,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(46)	46

CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD	46	-

END OF THE PERIOD	$-	$46

SUPPLEMENTARY CASH FLOW INFORMATION FOR NON-CASH FINANCING AND INVESTING ACTIVITIES:
Acquisition of rental property, related assumption of mortgage payable and capital contribution from majority shareholder and director	$-	$132,600
Receivable from sale of stock to officer	$-	$9,000

The accompanying notes are an integral part of these consolidated financial statements.

Moixa III, Inc
(FKA Moixa First Corp) and Subsidiaries
CONSOLIDATED STATEMENTS OF EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2004 AND THE PERIOD FROM INCEPTION (MAY 22, 2003) THROUGH DECEMBER 31, 2003

			Common	Common	Additional	Receivable from
	Common	Common	Shares--to be	Stock--to be	Paid-in	Sale of Stock	Retained
	Shares	Stock	distributed	distributed	Capital	to Officer	Deficit

Balances, (Inception) May 22, 2003	-	$-	-	$-	$-	$-	$-
Issuance of Common Stock	10,000,000	10,000	-	-	-	(9,000)	-
Contribution of capital by officer	-	-	-	-	13,916	-	-
Net Income (Loss) for the year	-	-	-	-	-	-	(1,270)
Balances, December 31, 2003	10,000,000	$10,000	-	$-	$13,916	$(9,000)	$(1,270)
Issuance of Common Stock	-	-	-	-	-	-	-
Issuance of common shares for services	-	-	800,000	800	180,000	-	-
Contribution of capital by officer	-	-	-	-	19,930	-	-
Net Income (loss) for the year	-	-	-	-	-	-	(196,177)
Balances, December 31, 2004	10,000,000	$10,000	800,000	$800	$213,846	$(9,000)	$(197,447)

The accompanying notes are an integral part of these consolidated financial statements.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Background— Moixa III, Inc. (FKA Moixa First Corp.) and Subsidiaries (“The Company”) was originally organized under the laws of the State of Massachusetts in May 2003. On June 3, 2004, the Company legally amended its Articles of Incorporation to effect a name change from Moixa First Corp. to Moixa III, Inc., and the newly named company was organized under the laws of the State of Nevada in June 2004 as a C-Corporation. The Company owns 100% of the stock in its subsidiary Moixa Second Corp. The purpose of Moixa Second Corp. is to buy, sell, rent, and improve any and all aspects of real estate. To acquire, dispose, encumber, or by any other nature and description, real property whether improved or unimproved; to develop and operate any and all of such real property, either commercial or residential, and to enter into any and all contracts necessary for said business.

Basis of Presentation—The financial statements included herein include the accounts of Moixa III, Inc. and its wholly owned subsidiary on a consolidated basis, prepared under the accrual basis of accounting. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents—For purposes of the Statement of Cash Flows, the Company considers liquid investments with an original maturity of three months or less to be cash equivalents.

Management’s Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition—As lessor, we retain substantially all the risks and benefits of residential property ownership and account for our leases with tenants as operating leases. Minimum rent from the income producing residential property is recognized on a straight-line basis over the terms of the respective leases and includes amortization of deferred revenue resulting from acquired leases and the amortization of lease inducements, if applicable. The term of each residential lease is based on the period during which a tenant has control of the residential unit. Judgment is required to determine when a tenant takes control of the residential unit, and accordingly when to commence the recognition of rent. The recognition of rental income begins at the date the tenant has control of the unit.

Comprehensive Income (Loss)—The Company adopted Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income and its components in the financial statements. There were no items of comprehensive income (loss) applicable to the Company during the periods covered in the financial statements.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Advertising Costs—Advertising costs are expensed as incurred. The Advertising expense totaled $0 for the period ended December 31, 2004.

Loss per Common Share—Statement of Financial Accounting Standard (SFAS) No. 128 requires dual presentation of basic and diluted earnings per share (EPS) with a reconciliation of the numerator and denominator of the EPS computations. Basic earnings per share amounts are based on the weighted average shares of common stock outstanding. If applicable, diluted earnings per share would assume the conversion, exercise or issuance of all potential common stock instruments such as options, warrants and convertible securities, unless the effect is to reduce a loss or increase earnings per share. Accordingly, this presentation has been adopted for the period presented. There were no adjustments required to net loss for the period presented in the computation of diluted earnings per share. Diluted loss per share is not presented in the accompanying Consolidated Statements of Operations since the Company has a simple capital structure.

Income Taxes—Income taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes.” A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss-carry forwards.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that, and some portion or the entire deferred tax asset will not be realized. Deferred tax assets and liabilities are adjusted for the effect of changes in tax laws and rates on the date of enactment.

Fair Value of Financial Instruments—The carrying amounts reported in the balance sheet for cash, accounts receivable and payable approximate fair value based on the short-term maturity of these instruments.

Accounts Receivable—Accounts deemed uncollectible are written off in the year they become uncollectible. As of December 31, 2004, the Company’s Accounts Receivable balance was $1,460.

Impairment of Long-Lived Assets—In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standard No.121 “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”, the carrying value of long-lived assets is reviewed by management on a regular basis for the existence of facts or circumstances, both internally and externally, that may suggest impairment. To date, no such impairment has been indicated. Should there be impairment in the future; the Company will recognize the amount of the impairment based on discounted expected consolidated future cash flows from the impaired assets.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)

Rental Property—Rental property is stated at cost and includes an allocation between land and the building. Depreciation of the building, not the land portion, is provided by the straight-line method over the estimated economic life of the rental property’s remaining 27.5 years. As of December 31, 2004, the Company’s rental property balance was $126,860 (net).

The significant terms of the Lessard contract are as follows:

1.	Lessard is required to manage the property and is the exclusive agent thereof. This consists of rent collections and work orders on repairs.

2.	Compensation is 8% of collected rents or $150 per project, whichever is greater. Condos are a flat $55 per month.

3.	The term of the contract is month-to-month.

They account for the contract in a way that they record an expense as the services are performed by Lessard to cover the period that a benefit was received by the Company.

Rental Operations - In accordance with SFAS 67,  "Accounting for Costs and Initial Rental Operations of Real Estate Projects", costs incurred to sell real estate projects, if they ever occur, are capitalized if those costs are recoverable from the sale of the real estate project and are incurred for tangible assets that are used throughout the selling period to aid in the sale of the project.

The Company could perform construction management services in the future for both re-development activities and tenant construction. These fees are considered incremental to the construction effort and will be capitalized as incurred in accordance with SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects". These costs will be capitalized to the associated real estate project as incurred. Costs related to tenant construction will be depreciated over the shorter of their useful life or the term of the related lease. Costs related to redevelopment activities will be depreciated over the estimated useful life of the associated project.

Recent Accounting Pronouncements—In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations” which addresses the accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value cannot be made. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company does not expect SFAS No. 143 to have a material effect on its financial condition or cash flows.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)
Recent Accounting Pronouncements (cont’)

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 generally establishes a standard framework to measure the impairment of long-lived assets and expands the Accounting Principles Board (“APB”) 30, “Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” to include a component of the entity (rather than a segment of the business). SFAS No.144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company does not expect SFAS No. 144 to have a material effect on its financial condition and cash flows.

In April of 2002, Statement of Financial Accounting Standards (SFAS) No. 145 was issued which rescinded SFAS Statements 4, 44, and 64, amended No. 13 and contained technical corrections. As a result of SFAS No. 145, gains and losses from extinguishments of debt will be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30, that they are unusual and infrequent and not part of an entity’s recurring operations. The Company does not expect SFAS No. 145 to have a material effect on its financial condition or cash flows.

In July of 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 146, which addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)” . SFAS No. 146 revises the accounting for certain lease termination costs and employee termination benefits, which are generally recognized in connection with restructuring charges. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of this standard will not have an impact on the Company’s financial statements.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantee, Including Indirect Guarantees or Indebtedness of Others” , which addresses the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees. FIN 45 also requires the recognition of a liability by a guarantor at the inception of certain guarantees that are entered into or modified after December 31, 2002.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)
Recent Accounting Pronouncements (cont’)

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure” —an amendment to SFAS No. 123 (SFAS No. 148), which provides alternative methods of transition for companies voluntarily planning on implementing the fair value recognition provisions of SFAS No. 123. SFAS No. 148 also revises the disclosure provisions of SFAS No. 123 to require more prominent disclosure of the method of accounting for stock-based compensation, and requiring disclosure of pro forma net income and earnings per share as if the fair value recognition provisions of SFAS No. 123 had been applied from the original effective date of SFAS No. 123.

In January 2003, Financial Accounting Standards Board issued FIN No. 46, “Consolidation of Variable Interest Entities” . FIN No. 46 requires the consolidation of entities that cannot finance their activities without the support of other parties and that lack certain characteristics of a controlling interest, such as the ability to make decisions about the entity’s activities via voting rights or similar rights. The entity that consolidates the variable interest entity is the primary beneficiary of the entity’s activities. FIN No. 46 applies immediately to variable interest entities created after January 31, 2003, and must be applied in the first period beginning after June 15, 2003 for entities in which an enterprise holds a variable interest entity that it acquired before February 1, 2003.

In January 2003, the EITF released Issue No. 00-21, (EITF 00-21), “Revenue Arrangements with Multiple Deliveries,” which addressed certain aspects of the accounting by a vendor for arrangement under which it will perform multiple revenue-generating activities. Specifically, EITF 00-21 addresses whether an arrangement contains more than one unit of accounting and the measurement and allocation to the separate units of accounting in the arrangement. EITF 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of this standard will not have an impact on the Company’s financial statements.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company does not believe that there will be any impact on its financial statements.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE A—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONT’)
Recent Accounting Pronouncements (cont’)

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how companies classify and measure certain financial with characteristics of both liabilities and equity. It requires companies to classify a financial instrument that is within its scope as a liability (or an asset in some characteristics). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003. The standard will not impact the Company’s financial statements.

NOTE B—SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of cash flow information for the period ended December 31, 2004 is summarized as follows:

Cash paid during the period ended December 31, 2004 for interest and income taxes:

                                                                                        2004        2003
Income Taxes                                      $    ---        $   ---
Interest                                                $ 6,598       $ 3,894

NON-CASH FINANCING ACTIVITIES:
                                                                                        2004        2003
Common stock issued for services rendered       $199,930     $  ---

NOTE C—INCOME TAXES

Due to the operating loss and the inability to recognize an income tax benefit there from, there is no provision for current or deferred federal or state income taxes for the years ended December 31, 2004.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amount used for federal and state income tax purposes.

The Company’s total deferred tax asset, calculated using federal and state effective tax rates, as of December 31, 2004 is as follows:

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE C—INCOME TAXES (CONT’)

Total deferred tax assets (approximate)        $66,000
Valuation allowance (approximate)               (66,000)

Net deferred tax asset                     $   ----
                                                                                         =======
The reconciliation of income taxes computed at the federal statutory income tax rate to total income taxes for the year ended December 31, 2004 is as follows:
                                                                                                          2004  2003
Income tax computed at the federal statutory rate    34%  34%
Valuation allowance       (34%)  (34%)
Total deferred tax asset                                                           0%      0%

Because of the Company’s lack of earnings history, the deferred tax asset has been fully offset by a valuation allowance. The valuation allowance increased (decreased) by approximately $65,600 and $400 for the years ended December 31, 2004 and 2003.

As of December 31, 2004, the Company has approximately $197,447 of net operating losses available that expire in various years through 2024.

NOTE D—GOING CONCERN

As shown in the accompanying audited financial statements, the Company has suffered recurring losses from operations to date. It experienced losses of $196,177 and $1,270 during 2004 and 2003, respectively. It also experienced a net usage of cash from operations of $846 and $854, respectively. The Company had a net deficiency of $197,447 as of December 31, 2004. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management’s plans in regard to this matter are to raise equity capital and seek other income-producing properties in order to increase sales in an effort to generate positive cash flow. Additionally, the Company must continue to rely upon equity infusions from investors in order to improve liquidity and sustain operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE E—SEGMENT REPORTING

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company determined that it did not have any separately reportable operating segments as of December 31, 2004.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE F—EQUITY

On June 3, 2004, the Company increased its number of currently authorized of 20,000 shares of common stock to 50,000,000 shares of common stock. The par value of each shall remain at $.001. In 2004, 700,000 shares were to be issued to consultants as compensation for services rendered to the Company and valued at the fair market value of the shares at the time of issuance. In 2003, 10,000,000 shares of the Company’s $.001 par stock were issued to its officer for $1,000. The excess of the par value times the number of common shares issued over the $1,000 in cash collected represents a receivable from the shareholder at December 31, 2003. The officer personally contributed $19,930 and $13,916 towards Company expenses during 2004 and 2003, respectively.

NOTE G—MORTGAGE PAYABLE

Mortgages incurred for the purchase of the rental property consist of the following:

Commercial Mortgage to an unrelated party. Dated June 4, 2003.
Bearing 7% interest through June 4, 2010, then bearing interest
of 3% above the Treasury Index. Maturing June 4, 2013.                                                $ 95,527

Secured Mortgage payable to an unrelated party in the original amount of $15,600. Dated June 4, 2003. Monthly payment of
principal and interest (8% per annum), in the amount of $123.36 beginning July 4, 2003 and continuing until June 4, 2008, the maturity date, at which time a balloon payment of $11,631is due.
Loan is secured by land and building                                                                               $ 14,409

                                                                                                                                    $109,936
                                                                                                                                    ======

Principal payments in future years are as follows:

2005	$8,891
2006	8,481
2007	8,144
2008	7,617
2009	22,717
Thereafter	54,086
$109,936

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE H—SUBSEQUENT EVENTS

Subsequent to year-end, the Company planned to file an SB-2 Registration Statement with the Securities and Exchange Commission to become a publicly traded company with the intent of trading on the Over the Counter Bulletin Board.

Subsequent to year-end, the Company issued 2,500,000 common shares a party related through common directorship in exchange for his release of certain rights connected with our real estate.

Subsequent to year-end, the Company issued 25,000 common shares to an unrelated party in exchange for its consent to continue service according to the rights and obligations under its property management agreement.

Subsequent to year-end, the Company issued a total of 480,000 common shares to three related party individuals who consist of officers and directors. These shares were issued in exchange for their services as management of the Company.

Subsequent to year-end, the Company issued 100,000 common shares to an unrelated company in exchange for services rendered to the Company.

Subsequent to year-end, the Company issued a total of 330,000 common shares to four individuals. These shares were issued in exchange for services rendered to the Company.

Subsequent to year-end, the Company issued 700,000 common shares to one unrelated company pursuant to a Consulting Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in the preparation of documents related to registering the Company's stock and having its common stock publicly traded. In exchange for the foregoing services, the Company paid Greentree Financial Services Group, Inc. 700,000 shares of its common stock for: (i) assistance with the preparation of our Form SB-2 registration statement; (ii) state Blue-Sky compliance; (iii) selection of an independent stock transfer agent; and (iv) EDGAR services. The shares issued were valued at the estimated value for the services received, which was $70,000, or $.10 per share.

Subsequent to year-end, the Company issued a total of 91,000 common shares to various foreign individuals for investment purposes.

MOIXA III, INC.
(FKA MOIXA FIRST CORP.) AND SUBSIDIAIRES
Notes to Audited Financial Statements
For the Years Ended December 31, 2004 and the Period
from Inception (May 22, 2003) through December 31, 2003

NOTE I—RELATED PARTY TRANSACTIONS

During the year ended December 31, 2004, the Company issued 1,000 pre-split (10,000,000 post-split) common shares of $.001 par stock to its officer for $1,000. The excess of the par value times the number of common shares issued over the $1,000 in cash collected represents a $9,000 receivable from the shareholder at December 31, 2004. The note is based on an oral agreement and is currently due on demand with per annum interest of 6%.

The officer personally contributed $19,930 and $13,916 towards Company expenses during 2004 and 2003, respectively.

The Company’s primary asset is a three-story apartment building. The company paid $100 cash and assumed an officer's obligations under a mortgage and note in order to obtain the asset.

Moixa III, Inc.
(FKA Moixa First Corp)
CONSOLIDATED BALANCE SHEET--UNAUDITED
AS OF SEPTEMBER 30, 2005

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$353
Accounts Receivable	844
TOTAL CURRENT ASSETS	1,197

PROPERTY AND EQUIPMENT
Rental Properties	132,600
Accumulated Depreciation	(9,134)
NET FIXED ASSETS	123,466
TOTAL ASSETS	$124,663

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$618
Current Portion of Mortgage Payable	6,385
TOTAL CURRENT LIABILITIES	7,003

LONG-TERM LIABILITIES
Mortgage Payable	77,832
TOTAL LIABILITIES	84,835

Stockholders' Equity
Common stock ($.001 par value, 50,000,000 shares authorized:
14,235,000 issued and outstanding at September 30, 2005)	14,235
Common stock to be distributed	800
Additional Paid In Capital	235,466
Retained Deficit	(201,673)
Receivable from the sale of stock to officer	(9,000)
TOTAL STOCKHOLDERS' EQUITY	39,828
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$124,663

Moixa III, Inc.
(FKA Moixa First Corp)
CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	9/30/2005	9/30/04
REVENUES:
Rental Income	$20,705	$19,854
Other Income	51	-
TOTAL REVENUE	20,756	19,854

EXPENSES:
General and administrative	24,982	21,958
TOTAL EXPENSES	24,982	21,958
OPERATING (LOSS)	(4,226)	(2,104)

NET (LOSS)	$(4,226)	$(2,104)

Moixa III, Inc.
(FKA Moixa First Corp) and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

	9/30/2005	9/30/2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss)	$(4,226)	$(2,104)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities
Business expenses paid by majority shareholder	6,848	-
Depreciation	3,394	3,268
Increase in accounts payable	433	2,254
Decrease in accounts receivable	616	215
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	7,065	3,633

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of Mortgage Payable	(6,712)	(3,584)
NET CASH (USED IN) FINANCING ACTIVITIES	(6,712)	(3,584)

NET INCREASE IN CASH AND CASH EQUIVALENTS	353	49

CASH AND CASH EQUIVALENTS:
BEGINNING OF THE PERIOD	-	-

END OF THE PERIOD	$353	$49

ITEM 23. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

The accounting firm of Traci J. Anderson, Certified Public Accountants audited our financial statements for the years ended December 31, 2003 and December 31, 2004. We have never had any changes in or disagreements with our accountants.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ninety days after the effectiveness of the registration statement of which this prospectus is a part, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for indemnification of each person (including the heirs, executors, administrators, or estate of such person) who is or was director and officer of the corporation to the fullest extent permitted or authorized by current or future legislation or judicial or administrative decision against all fines, liabilities, costs and expenses, including attorneys’ fees, arising out of his or her status as a director, officer, agent, employee or representative. The foregoing right of indemnification shall not be exclusive of other rights to which those seeking an indemnification may be entitled. The corporation may maintain insurance, at its expense, to protect itself and all officers and directors against fines, liabilities, costs, and expenses, whether or not the corporation would have the legal power to indemnify them directly against such liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. These estimated expenses have been paid and we do not expect any material additional expenses as the result if this offering. Selling Security Holders will pay no offering expenses.

ITEM	EXPENSE
SEC Registration Fee                                        $       50
Legal Fees and Expenses                                  $ 11,000
Accounting Fees and Expenses                         $ 11,000
Transfer Agent Fees                                        $   1,500
Blue Sky Fees                                                 $    5,000
Miscellaneous*                                                $   1,450
=============================================
Total*                                                            $  30,000

* Estimated Figure

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

On June 20, 2004, we issued 1,000 shares to our founder and director Duane Bennett, in exchange for $1,000 in cash. On July 3, 2004, we forward split our common stock 10,000 for 1. As a result, Mr. Bennett’s 1,000 shares were exchanged for 10,000,000 of our common shares. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the fact that Mr. Bennett was an accredited investor as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of his being a director of the Company.

On January 30, 2005, we issued 2,500,000 shares to the Northeast Nominee Trust, of which our founder and director Duane Bennett is a trustee, in exchange for his release of certain rights connected with our real estate. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the fact that Mr. Bennett was an accredited investor as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of his being a director of the Company.

On February 15, 2005, we issued 25,000 shares to Lessard Property Management, Inc. in exchange for their consent to continue service according to the rights and obligations under their property management agreement with Duane Bennett dated August 27, 2003. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On February 24, 2005, we issued a total of 480,000 common shares to three individuals, as follows: our President, Phil Guazzaloca, 150,000 shares; our director, Duane Bennett, 180,000 shares; and our director, Karol Kapinos, 150,000 shares. These shares were issued in exchange for their services as management of the Company. We relied on the exemption provided in Section 4(6) of the Securities Act of 1933, as amended. This exemption is based on the facts that Mr. Guazzaloca, Mr. Bennett, and Mr. Kapinos were all accredited investors as defined in Rule 501(a)(4) promulgated under the Securities Act, by virtue of their being officers and/or directors of the Company.

On February 25, 2005, we issued 100,000 shares to U.S. Capital Partners, Inc. in exchange for valuable services rendered to the Company. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On March 9, 2005, we issued a total of 330,000 shares to four individuals, as follows: Vladimir Vdovichenko, 100,000 shares; Michael Langer, 100,000 shares; Mark Gaenslen, 100,000 shares; and Anne Borelli, 30,000 shares. These shares were issued in exchange for valuable services rendered to the Company. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there were only four offerees, (3) the offerees have agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that they will not resell the stock unless their shares are registered or an exemption from registration is available; (4) the offerees are sophisticated investors familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offerees and our management.

On March 14, 2005, we issued 700,000 shares to one individual, as follows: Earlier, on August 27, 2004, we entered into a Consulting Services Agreement with Greentree Financial Group, Inc. Under the terms of the agreement, Greentree Financial Group, Inc. has agreed to use its best efforts to assist us in the preparation of documents related to registering our stock and having our common stock publicly traded. In exchange for the foregoing services, we have paid Greentree Financial Services Corp., 700,000 shares of our common stock for: (i) assistance with the preparation of our Form SB-2 registration statement; (ii) state Blue-Sky compliance; (iii) selection of an independent stock transfer agent; and (iv) EDGAR services. The shares issued were valued at the estimated value for the services received which was $70,000, or $.10 per share. We relied on exemptions provided by Section 4(2) of the Securities Act of 1933, as amended. We made this offering based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree, (3) the offeree has agreed to the imposition of a restrictive legend on the face of the stock certificate representing its shares, to the effect that it will not resell the stock unless its shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor very familiar with our company and stock-based transactions; (5) there were no subsequent or contemporaneous public offerings of the stock; (6) the stock was not broken down into smaller denominations; and (7) the negotiations for the sale of the stock took place directly between the offeree and our management.

On March 25, 2005, we issued a total of 91,000 shares to 37 individuals, as follows: We issued shares in amounts ranging from 1,000 shares to 6,000 shares to 37 Chinese persons, whose names appear on the list of Selling Shareholders earlier in this registration statement. We relied on exemptions from registration provided by Regulation S and Section 4(2) of the Securities Act of 1933, as amended. We believe the exemptions to be available, based on the fact that all 37 persons are not U.S. persons, and all provided Chinese addresses and Chinese identification numbers indicating that they are citizens of China.

ITEM 27.  EXHIBITS

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation*
3.2	Bylaws*
10.1	Financial Consulting Agreement between Moixa III, Inc. and Greentree Financial Group, Inc.*
10.2	Property Management Agreement with Lessard Property Management*
5(i)	Legal Opinion of Bruce M. Pritchett, Attorney at Law, and Consent*
23.1	Consent of auditors*

*Filed previously

ITEM 28.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
a.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
b.
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

c.	Include any additional or changed material information on the plan of distribution.

2.
That, for determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	To file a post-effective amendment to remove from registration any of the securities that Remain unsold at the end of the offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities, other than the payment by the Registrant of expenses incurred and paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing of Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Chicopee, State of Massachusetts on January 20, 2006.

           Moixa III, Inc.

                                                                        /s/ Phil Guazzaloca
By:  Phil Guazzaloca
Title:  President, Chief Executive Officer,
                                                                                 Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the date stated.

/s/ Phil Guazzaloca
By: Phil Guazzaloca
Title:	Director
Date: January 20, 2006

/s/ Duane Bennett
By: Duane Bennett
Title:	Director
Date: January 20, 2006

/s/ Karol Kapinos
By: Karol Kapinos
Title:	Director
Date: January 20, 2006